Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO ANNOUNCES FISCAL 2007 SECOND QUARTER RESULTS

•	Announces Withdrawal of Shelf Registration Statement

•	$7.0 Million Unscheduled Principal Payment

•	Effect of Inventory Restatement and Change in Revenue Recognition Policy

SCOTTSDALE, Ariz. (March 22, 2007) – Rural/Metro Corporation (Nasdaq: RURL), a leading provider of medical transportation and private fire protection services, today reported results for its Fiscal 2007 second quarter and six months ended December 31, 2006. The results reflect the Company’s previously announced decision to change its revenue recognition method to present gross revenue net of contractual discounts and uncompensated care, as previously disclosed in the Company’s press release and Form 8-K filed with the Securities and Exchange Commission (the “SEC”) March 19, 2007.

In addition, the results reflect the Company’s restatement related to errors identified in accounting for its inventory, as reflected in its consolidated financial statements for fiscal years 2006, 2005, and 2004, with selected financial data for fiscal years ended June 30, 2002 through June 30, 2006. The Company will be providing amended restated consolidated financial statements for these periods as soon as practicable pursuant to amendments to its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and its Quarterly Reports on Form 10-Q for the three-month periods ended, respectively, on March 31 and September 30, 2006. The Company also will be filing its Form 10-Q as soon as practicable for the quarter ended December 31, 2006.

Registration Statement Withdrawal

The Company also announced today that it would withdraw its Registration Statement on Form S-3, which was previously filed with the SEC on February 8, 2006 (“Registration Statement”), due to the Company’s desire to refocus its deleveraging strategies on non-dilutive refinancing opportunities.

Jack Brucker, President and Chief Executive Officer, said, “We now believe the Registration Statement may have affected our stock price, and it is not our desire to conduct a dilutive transaction. We are committed to deleveraging our balance sheet by remaining flexible and exploring what we believe to be the best available strategies. At the time we filed the Registration Statement, we believed it provided added flexibility and a shortened preparation time to raise capital and reduce debt through a potential equity offering. However, in our opinion, in light of our steady generation of free cash flow and our ability to pay down $42.0 million in unscheduled Term Loan B principal, refinancing at lower interest rates and reducing our overall cost of debt without diluting existing shareholders may be the optimal way to maximize value to our shareholders.”

Mr. Brucker continued, “It is our goal to manage our business to emphasize profitability and maximize free cash flow, with a strategic objective to reduce debt. We strive to be highly responsive to the improving economics of the capital markets and believe that a complete refinancing process within the next 12 to 24 months is the best strategy. As a result, we are in discussions with our lead agent from the March 2005 refinancing on this matter.”

The Registration Statement has not been declared effective by the SEC, and no securities were offered or sold in connection with the Registration Statement.

Unscheduled Principal Payment

The Company also announced today that it made a $7.0 million unscheduled principal payment from operating cash flows, to further reduce the outstanding balance of its Term Loan B to $93.0 million.

“We continue to benefit from a recurring, predictable revenue model supported by long-term contracts and an increasing demand for services,” Mr. Brucker said. “This model provides a fundamentally consistent cash flow stream that we will continue to apply toward deleveraging the enterprise.”

The Company has not yet filed its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, which as the Company has previously disclosed (in a press release in a Form 8-K dated February 28, 2007), resulted in its receipt of a notice of default from the trustee for its 9.875% Senior Subordinated Notes and its 12.75% Senior Discount Notes, which resulted in a default under the 2005 Credit Agreement. A waiver has been obtained for the credit agreement default. Any default under the notes relating to the untimely filing of the Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 will be cured within the 60-day cure period, which expires April 23, 2007, upon the filing of such report with the SEC.

Inventory Restatement

The Company finalized the pre-tax effect of its restatement of previously issued financial statements related to inventories for fiscal years 2002 through 2006 and the three months ended September 30, 2006. Prior-period financial statements have been restated for the impact of expensing certain medical supply items, resulting in inventory adjustments as follows:

Cumulative For Restated Periods	3 Mos. Ended 9/30/2006	FY 2006	FY 2005	FY 2004	FY 2003	FY 2002	Beg. Retained Earnings
$(4.3 million)	($0.07)	($0.04)	($0.5)	$0.1	$0.3	$0.7	($4.8)

Please refer to the Company’s summary reconciliation of inventory adjustments as contained in the table titled “Restatement Adjustments and Restated Balances” included with this press release and with the Company’s Form 8-K.

Results of Operations for the Three Months Ended December 31, 2006

As noted, all results disclosed in this press release are as restated. Also, growth rates reflect the presentation of revenue net of reserves for uncompensated care.

Second-quarter fiscal 2007 consolidated net revenue increased $3.5 million, or 3.1 percent, to $116.9 million, compared to revenue of $113.4 million in the prior year. Revenue growth was driven by a $3.1 million increase related to medical transport volume, a $1.3 million increase related to new contract revenue, $1.7 million increase related to growth in rates, and a $1.4 million increase in fire other services revenue, offset by a $4.0 million increase in uncompensated care in accordance with the Company’s change in revenue recognition policy (which is presented retrospectively over the periods covered as described above).

“Revenue growth in our medical transportation business continues to be driven by an increasing demand for services, as well as higher rates,” Mr. Brucker said. “We also continue to benefit from rate increases for fire protection services, as well as increases in the demand for subscription fire protection services. However, we also have experienced increasing levels of uncompensated care, which are reflected in our net revenue growth rates.”

Payroll and employee benefits increased $5.6 million over the same period of the prior year, with the difference primarily due to increased payroll expenses related to growth in transport volume, increases in employee health insurance expenses, and secondarily to competitive wages in markets where paramedic shortages exist.

Operating income for the three months ended December 31, 2006 decreased $2.4 million, or 17.6 percent, to $11.1 million, compared to operating income of $13.5 million for the same period last year. The decrease in operating income for the three months was affected by the increases in uncompensated care and payroll and employee benefits described above.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and adjusted EBITDA are key indicators used by management to evaluate operating performance. While EBITDA and adjusted EBITDA are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our ability to meet future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation and amortization adjusted for stock-based compensation, gains or losses on the sale of assets, impairment charges and other unusual or non-recurring transactional events. A reconciliation of EBITDA and Adjusted EBITDA to GAAP financial measures for the three and six months ended December 31, 2006 is included with this press release and with the Company’s related Form 8-K.

The Company reported second-quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $13.9 million, compared to EBITDA of $16.1 million in the same prior-year period. On an adjusted basis, second quarter EBITDA was $14.0 million compared to adjusted EBITDA of $16.3 million for the same prior-year period.

Second-quarter net income was $1.3 million, or $0.05 per diluted share, compared to net income of $2.9 million, or $0.11 per diluted share for the same period in fiscal 2006. The difference is primarily due to year-over-year increases in uncompensated care and payroll and employee benefits described above.

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Results of Operations for the Six Months Ended December 31, 2006

Consolidated net revenue for the six months ended December 31, 2006 increased $9.1 million, or 4.0 percent, to $233.8 million, compared to revenue of $224.7 million in the prior year. Revenue growth was driven by a $4.3 million increase related to medical transport volume, a $3.6 million increase in new medical transportation contract revenue, a $6.5 million increase related to growth in medical transportation rates, and a $3.5 million increase in fire other services revenue, offset by an $8.8 million increase in uncompensated care.

Payroll and employee benefits increased $12.6 million over the same period of the prior year, with the difference primarily due to increased payroll expenses related to growth in transport volume, increases in employee health insurance expenses, severance benefits relating to the former chief financial officer’s employment agreement, and secondarily to competitive wages offered in markets where paramedic shortages exist.

Other operating expenses for the six months decreased $1.1 million, or 1.8 percent, to $59.0 million, compared to $60.1 million for the same prior-year period. The decrease in other operating expenses was primarily related to a temporary reduction in overall professional fees.

Operating income for the six months ended December 31, 2006 decreased $4.4 million, or 15.6 percent, to $23.3 million, compared to operating income of $27.7 million for the same period last year. The decrease in operating income has been affected by increases in uncompensated care and payroll and employee benefits, including severance benefits under the former chief financial officer’s employment agreement, described above. Additionally, the Company recognized a pre-tax gain on the sale of real estate in the first quarter of fiscal 2006.

The Company reported year-to-date EBITDA of $28.4 million, compared to EBITDA of $32.9 million for the same prior-year period. On an adjusted basis, EBITDA for the first six months of fiscal 2007 was $29.6 million compared to adjusted EBITDA of $32.4 million for the same prior-year period.

Net income for the six months was $3.0 million, or $0.12 per diluted share, compared to net income of $6.4 million, or $0.25 per diluted share for the same period in fiscal 2006. The difference is primarily related to increases in uncompensated care, increases in payroll and employee benefits, and first-quarter executive severance benefits described above. Additionally, the Company recognized a $1.3 million gain on the sale of real estate in the first quarter of fiscal 2006.

Uncompensated Care

Uncompensated care is presented reflecting the Company’s change in accounting policy for revenue recognition, and comparisons to prior-year periods have been adjusted accordingly. Uncompensated care for the three months ended December 31, 2006 increased $4.0 million to $27.4 million, compared to $23.4 million for the same period of the prior year. Uncompensated care represented 14.7 percent of gross revenue, compared to 13.4 percent of gross revenue a year ago. The year-over-year increase is due to the following factors:

•	$1.6 million related to the incremental increase in uncompensated care based on overall growth in medical transportation revenue across all payer classes.

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•

$1.5 million primarily related to rate increases and the challenge of collecting higher rates from self-pay patients, and to a year-to-date estimated increase of approximately 2.0 percent in the volume of uninsured patients as a percent of total transport mix.

•

$0.9 million primarily related to continuing sustained disruptions in collections from the majority of Arizona Medicaid managed care payers and, to a lesser extent, Medicare Advantage; as well as recent disruptions in collections from Medicaid payers in Washington and Colorado. These extended payment cycles contributed to a two-day increase in days’ sales outstanding during the second quarter.

Mr. Brucker said, “We continued to experience an increase in third-party payers extending payment cycles. We specifically note that a portion of the second-quarter increase in uncompensated care is related to ongoing challenges in collecting receivables from Medicaid managed care payers in Arizona, and now in Washington and Colorado. We have been diligent in our efforts to obtain payment and will continue to work toward an acceptable resolution. Our dialogue with these providers is proactive and continuous.”

“Because we have experienced an overall decline in collection rates, we must remain focused on internal initiatives we have put in place to improve our billing and collection processes, some of which are long-term in nature,” Mr. Brucker said.

Key Operating Statistics

Following is a presentation of certain of the Company’s key operating statistics. Medical transports and net/net EMS APC statistics have been adjusted to eliminate discontinued operations.

	Q2 ‘06 (12/31/05)	Q3 ‘06 (3/31/06)	Q4 ‘06 (6/30/06)	Q1 ‘07 (9/30/06)	Q2 ‘07 (12/31/06)
Medical Transports (1)	260,697	263,157	262,580	267,255	269,939
Net EMS Average Patient Charge (APC) (2)	$347	$341	$340	$342	$341
Days Sales Outstanding (DSO) (3)	57	60	64	66	68

(1)	Medical transports from continuing operations are defined as actual emergency and non-emergency patient transports.
(2)	Net EMS APC is defined as gross medical transport revenue less provisions for discounts applicable to Medicare, Medicaid and other third-party payers and uncompensated care divided by emergency and non-emergency transports from continuing operations.
(3)	DSO is calculated using the average accounts receivable balance on a rolling 13-month average and net revenue on a rolling 12-month basis and has not been adjusted to eliminate discontinued operations.

Conference Call to Discuss Results

The Company will discuss first-quarter results in a conference call today beginning at 8 a.m. Pacific/ 11 a.m. Eastern. To access the conference call, dial (800) 819-9193 (domestic) or (913) 981-4911 (international). The call will be broadcast live on the Company’s web site at

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www.ruralmetro.com. A telephone replay will be available from approximately 3 p.m. (Eastern) today through midnight (Eastern) March 24, 2007. To access the replay, dial 888-203-1112. From international locations, dial (719) 457-0820. The required pass code is 1461425. An archived webcast will be available for 90 days following the call at www.ruralmetro.com.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, private fire protection, and other safety services in 24 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include the Company’s ability to: successfully complete restated financial statements reflecting a change in accounting policy for revenue recognition and inventory adjustments, remain listed on the Nasdaq Capital Market, cure a notice of default with respect to certain of the Company’s debt securities, and the potential impact of each of these matters on our business, credit ratings and debt; to collect its accounts receivable, sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Although Rural/Metro believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including but not limited to the the current report on Form 8-K, dated March 22, 2007, which has been filed with the SEC today. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

(RURL/F)

###

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RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except share data)

	December 31, 2006	June 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$7,799	$3,041
Short-term investments	—	6,201
Accounts receivable, net	86,556	83,367
Inventories	9,332	8,828
Deferred tax assets	7,514	9,574
Prepaid expenses and other	6,099	3,698

Total current assets	117,300	114,709

Property and equipment, net	47,565	45,970
Goodwill	38,362	38,362
Deferred tax assets	69,308	71,051
Insurance deposits	1,928	2,842
Other assets	18,299	23,454

Total assets	$292,762	$296,388

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$14,821	$13,957
Accrued liabilities	37,087	38,590
Deferred revenue	21,233	21,342
Current portion of long-term debt	38	37

Total current liabilities	73,179	73,926

Long-term debt, net of current portion	288,089	291,337
Other liabilities	21,866	25,332

Total liabilities	383,134	390,595

Minority interest	2,540	2,065

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 2,000,000 shares authorized, zero shares issued and outstanding at both September 30, 2006 and June 30, 2006	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,556,070 and 24,495,518 shares issued and outstanding at September 30, 2006 and June 30, 2006, respectively	246	245
Additional paid-in capital	154,266	153,955
Treasury stock, 96,246 shares at both September 30, 2006 and June 30, 2006	(1,239)	(1,239)
Accumulated deficit	(246,185)	(249,233)

Total stockholders’ equity (deficit)	(92,912)	(96,272)

Total liabilities, minority interest and stockholders’ equity (deficit)	$292,762	$296,388

See accompanying notes

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Net revenue	$116,941	$113,396	$233,782	$224,729

Operating expenses:
Payroll and employee benefits	72,429	66,832	145,370	132,751
Depreciation and amortization	3,007	2,807	6,027	5,528
Other operating expenses	30,409	30,266	59,033	60,090
(Gain) loss on sale of assets	11	35	8	(1,307)

Total operating expenses	105,856	99,940	210,438	197,062

Operating income	11,085	13,456	23,344	27,667
Interest expense	(7,986)	(7,748)	(15,771)	(15,256)
Interest income	140	172	260	325

Income from continuing operations before income taxes and minority interest	3,239	5,880	7,833	12,736
Income tax provision	(2,126)	(2,412)	(4,180)	(5,916)
Minority interest	(201)	(153)	(974)	(315)

Income from continuing operations	912	3,315	2,679	6,505
Income (loss) from discontinued operations, net of income taxes	383	(459)	369	(70)

Net income	$1,295	$2,856	$3,048	$6,435

Income per share
Basic -
Income from continuing operations	$0.04	$0.14	$0.11	$0.27
Income (loss) from discontinued operations	0.01	(0.02)	0.01	(0.00)

Net income	$0.05	$0.12	$0.12	$0.27

Diluted-
Income from continuing operations	$0.04	$0.13	$0.11	$0.26
Income (loss) from discontinued operations	0.01	(0.02)	0.01	(0.01)

Net income	$0.05	$0.11	$0.12	$0.25

Average number of common shares outstanding - Basic	24,581	24,330	24,546	24,281

Average number of common shares outstanding - Diluted	25,011	25,298	24,953	25,280

See accompanying notes

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$3,048	$6,435
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	6,028	5,720
Accretion of 12.75% Senior Discount Notes	3,772	3,349
Deferred income taxes	3,803	5,302
Insurance adjustments	(3,128)	(2,387)
Amortization of deferred financing costs	1,007	1,100
Earnings of minority shareholder	975	315
Gain on sale of property and equipment	(667)	(1,307)
Stock-based compensation (benefit) expense	(7)	16
Change in assets and liabilities—
Accounts receivable	(3,189)	(12,892)
Inventories	(504)	(142)
Prepaid expenses and other	(2,401)	2,368
Insurance deposits	914	1,779
Other assets	3,831	1,738
Accounts payable	762	(98)
Accrued liabilities	(282)	(6,196)
Deferred revenue	(109)	316
Other liabilities	(1,189)	380

Net cash provided by operating activities	12,664	5,796

Cash flows from investing activities:
Sales of short-term investments	18,451	30,100
Purchases of short-term investments	(12,250)	(37,700)
Capital expenditures	(7,432)	(9,096)
Proceeds from the sale of property and equipment	687	1,559

Net cash used in investing activities	(544)	(15,137)

Cash flows from financing activities:
Repayment of debt	(7,019)	(7,738)
Distributions to minority shareholders	(500)	(155)
Issuance of common stock	226	595
Cash paid for debt issuance costs	(162)	—
Tax benefit from the exercise of stock options	93	436

Net cash used in financing activities	(7,362)	(6,862)

Increase (decrease) in cash and cash equivalents	4,758	(16,203)
Cash and cash equivalents, beginning of period	3,041	17,688

Cash and cash equivalents, end of period	$7,799	$1,485

Non-cash investing activities:
Property and equipment funded by liabilities	$102	$—

See accompanying notes

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA TO CASH FLOW

PROVIDED BY OPERATING ACTIVITIES

(unaudited)

(in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Income from continuing operations	$912	$3,315	$2,679	$6,505
Add back:
Depreciation and amortization	3,007	2,807	6,027	5,528
Interest expense on borrowings	5,463	5,374	10,992	10,807
Amortization of deferred financing costs	589	665	1,007	1,100
Accretion of 12.75% Senior Discount Notes	1,934	1,709	3,772	3,349
Interest income	(140)	(172)	(260)	(325)
Income tax provision	2,126	2,412	4,180	5,916

EBITDA from continuing operations	$13,891	$16,110	$28,397	$32,880
EBITDA from discontinued operations	583	(558)	560	141

The items listed below have not been inculded as adjustements in the above calculation of EBITDA:

Stock-based compensation (benefit) expense	—	7	(7)	16
(Gain) loss on sale of property and equipment	(664)	41	(667)	(1,307)
Debt amendment fees	47	500	47	500
Debt issuance cost write-offs	172	213	172	213
Executive severance (1)	—	—	1,133	—

Adjusted EBITDA from all operations	$14,029	$16,313	$29,635	$32,443

Increase (decrease):
Items added back to arrive at EBITDA	(12,979)	(12,795)	(25,718)	(26,375)
Items added back to arrive at Adjusted EBITDA	445	(761)	(678)	578
Income tax benefit (provision) on discontinued operations	(200)	199	(191)	(19)
Depreciation and amortization on discontinued operations	—	(100)	—	(192)
Provision for doubtful accounts	0	—	0	—
Depreciation and amortization	3,008	2,907	6,028	5,720
Accretion of 12.75% Senior Discount Notes	1,934	1,709	3,772	3,349
Deferred income taxes	2,175	2,136	3,803	5,302
Insurance adjustments	(3,128)	(2,387)	(3,128)	(2,387)
Amortization of deferred financing costs	589	665	1,007	1,100
Earnings of minority shareholder	202	153	975	315
(Gain) loss on sale of property and equipment	(664)	41	(667)	(1,307)
Stock based compensation (benefit) expense	—	7	(7)	16
Changes in operating assets and liabilities	2,511	(7,278)	(2,167)	(12,747)

Net cash provided by operating activities	$7,922	$809	$12,664	$5,796

Rural/Metro Corporation

Restatement Adjustments and Restated Balances

As of December 31, 2006

Balance Sheet Account	12/31/06	9/30/06	06/30/06	06/30/05	06/30/04	06/30/03	06/30/02
Inventories
As filed	$13,594	$13,633	$13,135	$12,743	$11,738	$11,504	$12,220
Adjustments	(4,262)	(4,375)	(4,307)	(4,265)	(3,764)	(3,862)	(4,163)

Restated	$9,332	$9,258	$8,828	$8,478	$7,974	$7,642	$8,057

Accumulated deficit	12/31/06	9/30/06	06/30/06	06/30/05	06/30/04	06/30/03	06/30/02
As filed	$(242,831)	$(244,641)	$(246,433)	$(249,950)	$(338,281)	$(344,492)	$(353,458)
Adjustments	(3,354)	(2,839)	(2,800)	(2,772)	(3,764)	(3,862)	(4,163)

Restated	$(246,185)	$(247,480)	$(249,233)	$(252,722)	$(342,045)	$(348,354)	$(357,621)

								Prior Periods
EBITDA Period Change	$45	$(68)	$(42)	$(501)	$98	$301	$660	$(4,823)